ADOLPH COORS COMPANY
AUDIT COMMITTEE CHARTER


Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

Monitor the integrity of the Company's financial reporting process, system of internal controls, significant legal matters and ethics.
Review and appraise the independence and performance of the Company's independent accountants and internal auditing department.
Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

Composition

The Audit Committee shall be comprised of not less than three (3) directors as determined by the Board, each of whom shall be independent directors and shall meet the requirements of the Securities and Exchange Commission and the New York Stock Exchange. All members of the Audit Committee shall be financially literate as determined by the Board. One or more members of the Audit Committee shall possess accounting or related financial management expertise as interpreted by the Board. If an audit committee chair is not designated or present, the members of the Audit Committee may designate a chair for the meeting by majority vote of the Audit Committee membership.

Meetings

The Audit Committee shall meet at least four times annually or more frequently per the annual agenda and at such other times as determined by the Chair of the Audit Committee. A majority of the members of the Audit Committee shall constitute a quorum for the transaction of business. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee should meet privately, at least annually, in executive session with management, the director of the internal auditing department, the independent accountants and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee should meet with the independent accountants and management quarterly to review the Company's financial statements.

Responsibilities and Duties

Review Procedures

Review and reassess the adequacy of this charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with Securities and Exchange Commission regulations.

Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent accountants of significant issues regarding accounting principles, practices, and judgments.

Consider and approve major changes to the Company's accounting principles and practices and any items required to be communicated by the independent accountants in accordance with SAS 61.

In consultation with the management, the independent accountants and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor control and report such exposures.

Monitor the Company's processes for management's identification and control of significant business and financial risk.

Review the Company's quarterly results with financial management and the independent accountants prior to the release of earnings Review the company's quarterly financial statements (10-Q) prior to filing. The Chair of the Committee may determine to represent the entire Audit Committee for purposes of these reviews.


Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

Independent Accountants

The independent accountants are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the independent accountants and annually recommend to the Board of Directors the re-appointment of the independent accountants or recommend their discharge when circumstances warrant.

Review the fees and other significant compensation to be paid to the independent accountants. At least annually, the Audit Committee should review and discuss with the independent accountants all significant relationships they have with the Company that could impair the independent accountant's independence.


Review the independent accountant's audit plan - discuss scope, staffing, locations, reliance upon management and internal auditing, and general audit approach. Review significant findings by independent accountants, management's responses and follow-up.

Consider the independent accountant's judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Auditing

Review the audit project plan, significant changes in plan, activities, organizational structure and qualifications of the internal auditing department annually.

Review the appointment, performance, and replacement of the head of internal auditing.

Review significant reports prepared by the internal auditing department, management's responses and follow-up.

Ethical and Legal Compliance

Review reports from the Company's General Counsel regarding significant litigation, including any matters that could have a significant impact on the Company's financial statements with due consideration for protecting the attorney-client privilege where determined appropriate by the General Counsel.

	Review with the Company's General Counsel any significant issues involving the Company's compliance with applicable laws and regulations, including corporate securities trading policies, and any inquiries of a significant nature received from regulators or governmental agencies.

	Establish, review, and update periodically a Code of Ethics and ensure that management has established a system to enforce this code.

	Review management's monitoring of the Company's compliance with the Code of Ethics.

Review all reports concerning any significant fraud or regulatory non-compliance that occurs at the Company. This review should include consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.


Other Audit Committee Responsibilities

Annually, publish a report to shareholders as required by the Securities and Exchange Commission.

Minutes of the Audit Committee meetings shall be distributed to each board member prior to the subsequent Board of Directors meeting.

The Audit Committee will annually present to the Board of Directors a review and recommendation for approval of the Annual Report to shareholders and Form 10-K.

The Audit Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

Perform any other activities consistent with this Charter, the Company's Bylaws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Management Support and Powers of the Audit Committee

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. It shall have direct access to the independent accountants as well as anyone in the Company. The Audit Committee shall have access to the Company's General Counsel and the ability to retain, at the Company's expense, special legal, accounting or other experts it deems necessary in the performance of its responsibilities.